Exhibit 99.1
For Release 7:00 AM Eastern Time, Thursday, November 8, 2007
CUMULUS MEDIA INC.
Cumulus Reports Third Quarter 2007 Results
ATLANTA, GA, November 8, 2007 — Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three and nine months ended September 30, 2007.
Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
As Reported:	2007	2006	Change	2007	2006	Change
Net revenues	$84,183	$83,951	0.3%	$243,922	$246,562	(1.1)%
Station operating expenses	52,241	51,877	0.7%	157,469	160,608	(2.0)%
Station operating income (1)	31,942	32,074	(0.4)%	86,453	85,954	0.6%
Station operating income margin (2)	37.9%	38.2%		35.4%	34.9%
Adjusted EBITDA (3)	27,640	28,693	(3.7)%	73,720	73,874	(0.2)%

Income (loss) per common share:
Basic income (loss) per common share (4)	$(1.63)	$(0.02)	N/A	$(1.62)	$0.13	N/A
Diluted income (loss) per common share (4)	$(1.63)	$(0.02)	N/A	$(1.62)	$0.13	N/A

Free cash flow (5)	$15,455	$14,842	4.1%	$35,767	$42,861	(16.6)%

Pro Forma
Net revenues	$84,183	$83,951	0.3%	$243,922	$243,223	0.3%
Station operating expenses	52,241	51,877	0.7%	157,469	157,533	0.0%
Station operating income (1)	31,942	32,074	(0.4)%	86,453	85,690	0.9%
Station operating income margin (2)	37.9%	38.2%		35.4%	35.2%
Adjusted EBITDA (3)	27,640	28,693	(3.7)%	73,720	73,610	0.1%

(1)	Station operating income consists of operating income before depreciation and amortization, gain on assets transferred to affiliate, LMA fees, corporate general and administrative expenses, non-cash stock compensation, impairment charge and cost associated with proposed merger. Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Please see the attached table for a reconciliation of station operating income to the most directly comparable GAAP financial measure.

(2)	Station operating income margin is defined as station operating income as a percentage of net revenues.

(3)	Adjusted EBITDA is defined as operating income before depreciation and amortization, LMA fees, non-cash stock compensation, cost associated with proposed merger, impairment charge and gain on assets transferred to affiliate. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.

(4)	Per share data for periods ended September 30, 2006 are restated, as discussed under “Results of Operations.”

(5)	Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense (excluding non-cash charge/credit for change in value and amortization of swap arrangements), income taxes paid and maintenance capital expenditures. Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of free cash flow to the most directly comparable GAAP financial measure.

Results of Operations
As previously reported, on May 10, 2007, the Company’s management determined that the interim financial statements included in the Company’s quarterly reports on Form 10-Q for the periods ended June 30, 2006 and September 30, 2006 contained errors related to accounting for certain interest rate swaps. The financial information included in this release contains certain restated financial data for the periods ended September 30, 2006.
Three Months Ended September 30, 2007 Compared to the Three Months Ended September 30, 2006
Net revenues for the third quarter increased from $84.0 million to $84.2 million, an increase of 0.3% versus the third quarter of 2006.
Station operating expenses increased from $51.9 million to $52.2 million, an increase of 0.7% from the third quarter of 2006. This increase was primarily attributable to general expense increases across our station platform.
Station operating income (defined as operating income before depreciation and amortization, gain on assets transferred to affiliate, LMA fees, corporate general and administrative expenses, non-cash stock compensation, impairment charge and cost associated with proposed merger) decreased from $32.1 million to $31.9 million, a decrease of 0.4% from the third quarter of 2006, for the reasons discussed above.
Corporate expenses (excluding non-cash stock compensation and cost associated with proposed merger) for the three months ended September 30, 2007 increased $0.9 million over the comparative period in 2006 due primarily to the timing of certain expenses.
In accordance with SFAS No. 123R, Share Based Payment, effective January 1, 2006, non-cash stock compensation expense was $2.7 million for the three months ended September 30, 2007, as compared with $3.7 million non-cash stock compensation expense in the prior year three month period.
In connection with the Company’s impairment evaluation of intangible assets, which was completed in the third quarter due to the potential merger transaction, the Company recorded an impairment charge of $81.3 million in order to reduce the carrying value of certain broadcast licenses and goodwill to their respective fair values.
Interest expense, net of interest income, decreased by $2.9 million to $17.1 million for the three months ended September 30, 2007 as compared with $20.0 million in the prior year’s period. Interest associated with outstanding debt, decreased by $1.5 million to $13.2 million as compared to $14.7 million in the prior year’s period. This decrease was due to a lower average cost of bank debt and decreased levels of bank debt outstanding during the current quarter. The remainder of the decrease was primarily due to the change in the fair value and interest rate yield of certain derivative instruments.
For the three months ended September 30, 2007, the Company recorded an income tax benefit of $10.0 million, as compared to a $0.2 million benefit for the third quarter of 2006. Included in the current quarter is an income tax benefit of $21.2 million associated with the impairment charge discussed above.
Nine Months Ended September 30, 2007 Compared to the Nine Months Ended September 30, 2006
Net revenues for the nine months ended September 30, 2007 decreased $2.6 million to $243.9 million, a 1.1% decrease from the same period in 2006, primarily as a result of the contribution of the Company’s Houston and Kansas City stations to our affiliate, CMP, partially offset by organic growth over the Company’s existing station platform.
Station operating expenses decreased $3.1 million to $157.5 million, a decrease of 2.0% over the same period in 2006. This decrease is primarily attributable to the contribution of the Company’s Houston and Kansas City stations to CMP.
Station operating income (defined as operating income before depreciation and amortization, gain on assets transferred to affiliate, LMA fees, corporate general and administrative expenses, non-cash stock compensation, impairment charge and cost associated with proposed merger) increased $0.5 million to $86.5 million, an increase of 0.6% from the same period in 2006, for the reasons discussed above.
On a pro forma basis, which excludes the results of the stations contributed to CMP for the period January 1, 2006 through May 4, 2006, net revenues for the nine months ended September 30, 2007 increased $0.7 million to $243.9 million, an increase of 0.3% from the same period in 2006, due to organic growth across the station platform. Pro forma station operating income increased $0.8 million, an increase of 0.9% from the same period in 2006 primarily due to increased revenues.
Corporate expenses (excluding non-cash stock compensation and cost associated with proposed merger) for the nine months ended September 30, 2007 have increased $0.6 million over the comparative period in 2006 due primarily to the timing of certain expenses.

In accordance with SFAS No. 123R, Share Based Payment, effective January 1, 2006, non-cash stock compensation expense was $7.0 million for the nine months ended September 30, 2007, as compared with $10.8 million non-cash stock compensation expense in the prior year nine month period.
In connection with the Company’s impairment evaluation of intangible assets, which was completed in the third quarter due to the potential merger transaction, the Company recorded an impairment charge of $81.3 million in order to reduce the carrying value of certain broadcast licenses and goodwill to their respective fair values.
Interest expense, net of interest income increased by $13.0 million to $42.1 million for the nine months ended September 30, 2007 as compared to $29.1 million in the prior period. Interest associated with outstanding debt, increased by $8.0 million to $40.8 million as compared to $32.8 million in the prior year’s period. This increase was due to a higher average cost of bank debt and increased levels of bank debt outstanding during the current period. The remainder of the increase was primarily due to the change in the fair value and interest rate yield of certain derivative instruments.
For the nine months ended September 30, 2007, the Company recorded an income tax benefit of $4.6 million, as compared to $9.4 million expense during the same period during 2006. Included in the year to date benefit is a third quarter income tax benefit of $21.2 million associated with the impairment charge discussed above.
Cumulus Media Partners
For the three and nine months ended September 30, 2007, the Company recorded approximately $0.8 million and $2.3 million, respectively, as equity losses of affiliate.
For the three and nine months ended September 30, 2007, the Company recorded as net revenues approximately $1.0 million and $3.0 million, respectively, in management fees from CMP.
Leverage and Financial Position
Capital expenditures for the three and nine months ended September 30, 2007 totaled $1.4 million and $3.7 million, respectively. Capital expenditures during the quarter were comprised of $1.0 million of expenditures related to the consolidation of or purchase of studio facilities and tower structures and $0.4 million of maintenance capital expenditures. For the full year of 2007, the Company expects capital expenditures to total $6.5 million.
Net leverage was 7.01 times at September 30, 2007.
Proposed Merger
As previously disclosed, on July 23, 2007, the Company issued a press release announcing that it had entered into a merger agreement with an investment group led by Lewis W. Dickey, Jr., the Company’s Chairman, President and Chief Executive Officer, and an affiliate of Merrill Lynch Global Private Equity, pursuant to which stockholders of the Company will receive $11.75 per share in cash for each share of Cumulus common stock they hold. Consummation of the merger is subject to various conditions, including approval of the merger by the stockholders of the Company, FCC approval, and other customary closing conditions.
As a result of the Company’s proposed merger transaction described above, the Company will not be hosting a teleconference or webcast to discuss the third quarter 2007 results.
Outlook
The following data is based on current expectations. This data is forward looking and actual results may differ materially.

Estimated
Q4 2007
Depreciation and amortization	$3,700
LMA fees	165
Non-cash stock compensation	2,700
Interest expense	15,000
Interest income	160
Equity (CMP)	200
Effective Tax Rate	151.0%

Non-GAAP Financial Measures
The Company utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are station operating income, adjusted EBITDA and free cash flow. Station operating income consists of operating income before depreciation and amortization, gain on assets transferred to affiliate, LMA fees, corporate general and administrative expenses, non-cash stock compensation, impairment charge and cost associated with proposed merger. Adjusted EBITDA is defined as operating income before depreciation and amortization, LMA fees, non-cash stock compensation, cost associated with proposed merger, impairment charge and gain on assets transferred to affiliate. Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense (excluding non-cash charge/credit for change in value and amortization of swap arrangements), income taxes paid and maintenance capital expenditures.
Station Operating Income
Station operating income isolates the amount of income generated solely by the Company’s stations and assists management in evaluating the earnings potential of the Company’s station portfolio. In deriving this measure, management excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate the stations and the relatively insignificant amount of intangible assets subject to amortization. Management excludes gain on sale of assets due to the nature of a non-repetitive transaction not being an actual measure of on-going station performance. Management excludes LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of the Company’s stations exclusive of the corporate resources employed. Management excludes non-cash stock compensation and impairment charges from the measure as they do not represent cash payments related to the operation of the stations. Finally, management excludes cost associated with the proposed merger as it does not relate to the operation of the stations. Management believes this is important to its investors because it highlights the gross margin generated by its station portfolio.
Management believes that station operating income is the most frequently used financial measure in determining the market value of a radio station or group of stations. Management has observed that station operating income is commonly employed by firms that provide appraisal services to the broadcasting industry in valuing radio stations. Further, in each of the more than 140 radio station acquisitions the Company has completed since its inception, it has used station operating income as the primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, management believes, and its experience indicates, that investors consider the measure to be extremely useful in order to determine the value of its portfolio of stations. Management believes that station operating income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators. Finally, station operating income is the primary measure that management uses to evaluate the performance and results of its stations. Management uses the measure to assess the performance of the Company’s station managers and the Company’s Board of Directors uses it to determine the relative performance of the Company’s executive management. As a result, in disclosing station operating income, the Company is providing its investors with an analysis of its performance that is consistent with that which is utilized by its management and its Board.
Station operating income is not a recognized term under GAAP and does not purport to be an alternative to operating income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, station operating income is not intended to be a measure of free cash flow available for dividends, reinvestment in the Company’s business or other management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Station operating income should be viewed as a supplement to, and not a substitute for, results of operations presented on the basis of GAAP. Management compensates for the limitations of using station operating income by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business than GAAP results alone. Station operating income has its limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.
Adjusted EBITDA
Adjusted EBITDA is also utilized by management to analyze the cash flow generated by the Company’s business. This measure isolates the amount of income generated by its stations after the incurrence of corporate general and administrative expenses (exclusive of the cost associated with the proposed merger which is non-recurring and unrelated to the operation of the stations). Management uses this measure to determine the contribution of the Company’s station portfolio, including the corporate resources employed to manage the portfolio, to the funding of its other operating expenses and to the funding of debt service and acquisitions.
In deriving this measure, management excludes gain on sale of assets due to the nature of a non-repetitive transaction not being an actual measure of on-going station performance. Management also excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate its stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. Management excludes LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and generally temporary nature of such fees. Management excludes non-cash stock compensation and impairment charges from the measure as they do not represent cash payments related to the operation of the stations. Finally, management excludes cost associated with the proposed merger as it does not relate to the operation of the stations.
Management believes that adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, management believes that investors consider the metric to be extremely useful.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
Free Cash Flow
Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions or repay debt, after funding station and corporate expenses, capital expenditures and payment of LMA fees and debt service.
Management believes that free cash flow, although not a measure that is calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company. Free cash flow should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
As station operating income, adjusted EBITDA and free cash flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking” statements, which are statements that involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder or regulatory approval of the merger; the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and the ability to recognize the benefits of the merger; as well as competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006 and its Form 10-Q for the quarter ended June 30, 2007. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
Cumulus Media Inc. is the second-largest radio company in the United States based on station count. Following the completion of all pending acquisitions and divestitures, Cumulus, directly and through its investment in Cumulus Media Partners, will own or operate 344 radio stations in 67 U.S. media markets. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus shares are traded on the NASDAQ Global Select Market under the symbol CMLS.
Important Additional Information will be filed with the SEC
In connection with the proposed merger transaction described above, Cumulus filed a preliminary proxy statement with the Securities and Exchange Commission. Investors and stockholders are advised to read the definitive proxy statement when it becomes available, because it will contain important information about the proposed transaction and the parties thereto. Investors and stockholders may obtain the definitive proxy statement (when available), and any other relevant documents, for free at the SEC’s website or by directing a request to Cumulus Media Inc., 3280 Peachtree Road N.W., Suite 2300, Atlanta, Georgia 30305, telephone: (404) 949-0700, attention: Marty Gausvik.

Cumulus and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning the interests of the Company’s participants in the solicitation, which may be different than those of Cumulus stockholders generally, is set forth in the Company’s proxy statements and annual reports on Form 10-K, previously filed with the Securities and Exchange Commission, and the will be further reflected in the proxy statement filed in connection with the proposed transaction when it becomes available.
For further information, please contact:
Marty Gausvik (404) 949-0700

CUMULUS MEDIA INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

				RESTATED*
		RESTATED*		Nine Months
	Three Months Ended	Three Months Ended	Nine Months Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Net revenues	$84,183	$83,951	$243,922	$246,562

Operating expenses:
Station operating expenses, excluding depreciation, amortization and LMA fees	52,241	51,877	157,469	160,608
Depreciation and amortization	3,624	4,236	11,184	13,562
Gain on assets transferred to affiliate	—	—	—	(2,548)
LMA fees	163	400	494	797
Corporate general and administrative (including non-cash stock compensation expense of $2,679, $3,696, $7,028 and $10,765, respectively)	6,981	7,077	19,761	22,845
Impairment charge	81,335	—	81,335	—
Costs associated with proposed merger	2,413	—	2,413	—

Total operating expenses	146,757	63,590	272,656	195,264

Operating income (loss)	(62,574)	20,361	(28,734)	51,298

Nonoperating income (expense):
Interest expense	(17,309)	(20,294)	(42,500)	(29,710)
Interest income	162	239	352	542
Losses on early extinguishment of debt	—	—	(986)	(2,284)
Other income (expense), net	7	(117)	(164)	45

Total nonoperating expense, net	(17,140)	(20,172)	(43,298)	(31,407)

Income (loss) before income taxes	(79,714)	189	(72,032)	19,891

Income tax (expense) benefit	9,973	183	4,573	(9,439)
Equity in losses of affiliate	(789)	(1,041)	(2,347)	(3,528)

Net income (loss)	$(70,530)	$(669)	$(69,805)	$6,924

Basic and diluted income per common share:
Basic income (loss) per common share	$(1.63)	$(0.02)	$(1.62)	$0.13

Diluted income (loss) per common share	$(1.63)	$(0.02)	$(1.62)	$0.13

Weighted average basic common shares outstanding	43,260	42,623	43,181	53,655

Weighted average diluted common shares outstanding	43,260	42,623	43,181	54,975

* Nonoperating income (expense) data, income tax expense data, net income data and per share data for the periods ended September 30, 2006 are restated, as described under “Results of Operations.”

Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts
The following tables reconcile operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA and station operating income (dollars in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Operating income (loss)	$(62,574)	$20,361	$(28,734)	$51,298
Gain on assets transferred to affiliate	—	—	—	(2,548)
LMA fees	163	400	494	797
Depreciation and amortization	3,624	4,236	11,184	13,562
Non-cash expenses, including stock compensation	2,679	3,696	7,028	10,765
Impairment charge	81,335	—	81,335	—
Costs associated with proposed merger	2,413	—	2,413	—

Adjusted EBITDA	27,640	28,693	73,720	73,874
Other corporate general and administrative	4,302	3,381	12,733	12,080

Station operating income	$31,942	$32,074	$86,453	$85,954

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Operating income (loss)	$(62,574)	$20,361	$(28,734)	$51,298
Add:
Non-cash expenses, including stock compensation	2,679	3,696	7,028	10,765
Depreciation and amortization	3,624	4,236	11,184	13,562
Impairment charge	81,335	—	81,335	—
Costs associated with proposed merger	2,413	—	2,413	—
Less:
Gain on assets transferred to affiliate	—	—	—	(2,548)
Interest expense, net of interest income, excluding non-cash charge/credit for change in value of swap arrangements and amortization of debt issuance costs	(11,636)	(13,228)	(36,557)	(29,354)
Maintenance capital expenditures	(386)	(223)	(902)	(861)

Free cash flow	$15,455	$14,842	$35,767	$42,861

No cash was paid for income taxes during the three and nine months ended September 30, 2007 or 2006.

CAPITALIZATION
(dollars in thousands)

September 30,
2007
Actual
Net Debt to Total Capitalization Ratio:

Cash and cash equivalents	$12,449
Long-term debt, including current maturities:
Bank Debt	738,150
Total Stockholders’ equity	274,090

Total capitalization	$1,024,689

Ratio	1.41

Net Debt to TTM Pro Forma Adjusted EBITDA Ratio:
Funded debt as of September 30, 2007	$738,150
Plus: Net cash proceeds from acquisitions and dispositions	—

Less: Cash balance as of September 30, 2007	(12,449)

Net Debt as of September 30, 2007	725,701

Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA	103,512

(excludes non-cash stock compensation of $20,710)

Ratio	7.01